Cushing Funds Board Meeting Materials - New Business

To:	Boards of Trustees (the “Board”) of each of Cushing® MLP & Infrastructure Total Return Fund (“SRV”), Cushing NextGen Infrastructure Income Fund (“SZC”) and Cushing Mutual Funds Trust, collectively, the “Funds”

From:	Cushing Asset Management, LP

Date:	January 27, 2022

Subject:	Continuation of Management Fee Waivers

SRV and SCZ

Cushing proposes to continue its waiver of 0.25% of its management fees through January 31, 2023.

Drafts of the press releases announcing this waiver are included in your briefing materials.

Cushing Mutual Funds Trust

Cushing Asset Management, LP (“Cushing”) has contractually agreed to waive advisory fees and reimburse expenses of each Fund of the Cushing Mutual Funds Trust such that the total expenses charged to each Fund do not exceed a certain limit (“Expense Limitation”). Cushing proposes that the Expense Limitation for each Fund be continued at the current levels through March 31, 2023, as follows:

Fund	Annual Management Fee	Expense Limitation
Cushing NextGen Infrastructure Fund (Class A)	0.85%	1.50%
Cushing NextGen Infrastructure Fund (Class I)	0.85%	1.25%
Global Clean Equity Fund (Class A)	0.85%	1.40%
Global Clean Equity Fund (Class I)	0.85%	1.15%

Agreements confirming the waiver for each Fund is included in your briefing materials.

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